Exhibit 5.12

CONSENT OF R. SIROIS

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Rejean Sirois
By:	Rejean Sirois, Eng.
Title:	Vice President, Geology & Resources
Company:	G Mining Services Inc.

Dated:	January 15, 2014